SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

venBio Select Advisor LLC

Behzad Aghazadeh

Scott Canute

Peter Barton Hutt

Khalid Islam

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Glass Lewis Endorses Full Slate of venBio Nominees at
Immunomedics

Both Leading Proxy Advisory Firms – ISS and Glass Lewis – Have Now Fully Supported venBio’s Case for Change

Recommends Stockholders Vote on the GOLD Proxy Card for All Four of venBio’s Highly-Qualified Nominees

NEW YORK (February 7, 2017) – venBio Select Advisor LLC (“venBio”), the beneficial owner of approximately 10.5 million shares, or 9.9%, of Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”) and its largest stockholder, today announced that Glass Lewis & Co. (“Glass Lewis”), a leading independent proxy advisory firm, has recommended that Immunomedics stockholders vote on the GOLD proxy card to support all four of venBio’s nominees: Peter Barton Hutt, Scott Canute, Dr. Khalid Islam and Dr. Behzad Aghazadeh.

To follow the Glass Lewis recommendation, Immunomedics stockholders “DO NOT VOTE” on the Company’s white proxy card.

On Friday, February 3, 2017, Institutional Shareholder Services (ISS), another leading independent proxy voting advisory firm, recommended that Immunomedics stockholders vote on the GOLD proxy card to support all of venBio’s independent nominees.

In its report, Glass Lewis criticized the Company’s inability to advance IMMU-132, stating:

•	“…[W]e believe the Dissident reasonably criticizes the Company for mismanagement of the IMMU-132 development process, which has resulted in uncertainty regarding the start of the Phase 3 trial and likely reduced investor confidence in management and the board, in our view.”
•	“The Company has failed to secure a partnership agreement for the development of IMMU-132 despite having first publicly articulated the need for such an arrangement more than 18 months ago, in August 2015, raising questions about management’s ability to execute, in our view.”
•	“[T]he Company's failure to meet its own publicly announced targets, and thus investor expectations, may be a symptom a larger problem relating to execution, in our view.” [i]

Glass Lewis also acknowledged that venBio’s four independent, highly-qualified nominees possess the appropriate knowledge and experience to represent the best interests of stockholders in a way that would limit disruption at the Company, noting:

•	“…[I]n the event they are elected, we expect the Dissident Nominees would be capable of addressing the structure of the board in a manner that represents the best interests of all shareholders.”

i Permission to quote from the Glass Lewis report was neither sought nor obtained. Emphases have been added by venBio.

•	“…[W]e find that the Dissident Nominees are well qualified to oversee the IMMU-132 development process with minimal disruption, given their considerable experience in the pharmaceutical industry and with the FDA regulatory process.”
•	“Ultimately, given the missteps and underperformance of management and long-tenured incumbent directors, we believe it would be appropriate to consider the election of Dissident Nominees.”

The report also criticizes Immunomedics’ potential use of change in control provisions for the financial benefit of management to the detriment of shareholders, noting:

•	“[T]he fact that the Company would accept compensation agreements that have the potential to significantly burden the Company’s financial position draws into question the judgment of the board and further underscores the need for change.”
•	“[T]he stated purpose of these change in control arrangements was to assure continuity of “key personnel” in a transition period following a change in control of the Company, which appears particularly relevant now, in our view.”
•	“Instead, the board appears to be using the existence of the change in control provisions as an entrenchment tactic.”

Commenting on the report, Dr. Behzad Aghazadeh, Managing Partner and portfolio manager at venBio, said, “This demonstration of support from Glass Lewis for all four of our highly-qualified independent nominees, following ISS recently also recommending stockholders vote for our full slate, sends a clear message – real change is needed at Immunomedics. These endorsements reinforce that our nominees possess an optimal mix of the pharmaceutical development background, commercial manufacturing expertise and pharmaceutical deal making experience necessary for the Company at this critical juncture.

“We remain hopeful Immunomedics’ Board and management will recognize there is widespread support for fresh, independent and highly-qualified Board members to be the ones who help ensure the best path forward for the Company and all its stakeholders. As such, venBio continues to be open to further discussions with Immunomedics and its advisors in an effort to reach a collaborative agreement that delivers meaningful change. However, we also stand ready to continue to make our case to stockholders in advance of the Annual Meeting.”

About venBio Select Advisor LLC
venBio Select Advisor LLC (“venBio Select”) is the SEC registered investment manager for venBio’s public markets strategy and its main equity investment vehicle – the venBio Select Fund – which primarily invests across the biotechnology and therapeutics sector. The venBio Select Fund is managed by Dr. Behzad Aghazadeh, supported by a team of seasoned professionals with advanced medical and scientific backgrounds, and extensive investment experience in the biopharmaceutical industry. The investment and business operations for venBio Select are based in New York. venBio’s separate venture capital team operates and manages their funds from San Francisco, partnering with industry leaders to build biotechnology companies with a focus on novel therapeutics for unmet medical needs.

Investor Contact

Okapi Partners LLC

Bruce H. Goldfarb / Lydia Mulyk, (212) 297-0720 or Toll-free (855) 305-0857

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

About the Proxy Solicitation

venBio Select Advisor LLC, Behzad Aghazadeh, Scott Canute, Peter Barton Hutt and Khalid Islam (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of Immunomedics (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from Okapi Partners at 212-297-0720 or info@okapipartners.com.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on December 6, 2016. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, VENBIO AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.